Filed Pursuant to Rule 433
Registration Statement on Form S-3
(Registration No. 333-153751)
First Financial Bancorp Files Form S-3 Shelf Registration Statement with the SEC
CINCINNATI, Ohio — October 1, 2008 — First Financial Bancorp (Nasdaq: FFBC), announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC). The shelf registration statement, when declared effective by the SEC, will allow the company to raise capital from time to time, up to an aggregate of $100 million, through the sale of various types of securities. Specific terms and prices will be determined at the time of each offering under a separate prospectus supplement to be filed with the SEC at the time of the offering.
Claude E. Davis, First Financial’s President and Chief Executive Officer, said, “We are presently well positioned to take advantage of many growth opportunities, and we believe that this shelf registration statement will provide us with the added flexibility to access the capital markets, if necessary, to support additional growth.”
The registration statement on Form S-3 filed with the SEC has not yet become effective. Securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release does not constitute an offer to sell, or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of that state.
Forward-Looking Statements
 This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Form 10-Q filing dated June 30, 2008, and its Annual Report on Form 10-K for the year ended December 31, 2007. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio and allowance for loan and lease losses; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates; technology changes; mergers and acquisitions; the effects of changes in accounting policies and practices; adverse changes in the securities markets; the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; and First Financial’s success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2007 Form 10-K and other public documents filed with the SEC. These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com and on the SEC’s website at www.sec.gov.

About First Financial Bancorp
 First Financial Bancorp is a Cincinnati, Ohio based bank holding company with $3.5 billion in assets. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides retail and commercial banking products and services, and investment and insurance products through its 80 retail banking locations in Ohio, Kentucky and Indiana. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and has approximately $2.0 billion in assets under management. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com.
This news release may constitute a “free writing prospectus” and an “issuer free writing prospectus” as such terms are defined in Rule 405 and Rule 433, respectively, under the Securities Act of 1933, as amended, and relates to the registration statement on Form S-3 filed by First Financial Bancorp. on October 1, 2008.
First Financial Bancorp has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents First Financial Bancorp. has filed with the SEC for more complete information about First Financial Bancorp. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or within the investor relations section of First Financial Bancorp’s website at www.bankatfirst.com.
Additional Information

Investors/Analysts	Media
Patti Forsythe	Cheryl Lipp
Vice President, Investor Relations	First Vice President, Marketing Director
513-979-5837	513-979-5797
patti.forsythe@bankatfirst.com	cheryl.lipp@bankatfirst.com